BROWN SHOE REPORTS SECOND QUARTER FINANCIAL RESULTS

ST. LOUIS, MISSOURI, August 26, 2009 – Brown Shoe Company, Inc. (NYSE:BWS) reported results for the second quarter of 2009 ended August 1, 2009.

Second Quarter 2009 Results
•	Net sales were $511.6 million, a decrease of 10.1 percent compared to $569.2 million in the year-ago quarter; and
•
Net loss attributable to Brown Shoe Company, Inc. (hereafter “net loss”) was $4.2 million, or $0.10 per diluted share, inclusive of charges related to its information technology initiatives of $1.3 million, or $0.03 per diluted share.  This compares to net earnings attributable to Brown Shoe Company, Inc. (hereafter “net earnings”) in the second quarter of 2008 of $2.2 million, or $0.05 per diluted share, which included charges of $6.2 million, or $0.15 per diluted share, related to the Company’s headquarters consolidation and information technology initiatives.

In addition, during the quarter:
•
The Company opened its 350,000-square-foot, highly automated West Coast Retail Distribution Center in Tejon Ranch, CA on-time and on-budget.  The facility is expected create transportation efficiencies and deliver fresher assortments more frequently; and

•
Famous Footwear’s “Make Today Famous” branding initiative launched nationwide in July in advance of the Back-to-School selling season.  The campaign included national television advertising, a first for the Company, as well as consumer messaging through digital media, viral videos, and social networking sites, delivering 100 percent sales coverage and 137 percent more consumer impressions.

Ron Fromm, Brown Shoe’s Chairman and CEO, stated, “We delivered earnings within our expectations for both the second quarter and first half of 2009, despite a challenging top line resulting from the difficult consumer environment.  Our same-store sales at Famous Footwear were down in-line with consumer traffic patterns.  Our Wholesale sales continued to be impacted by lower shipments, as our retail partners adjusted their inventory levels to the environment, as well as by the ongoing shift in certain retail channels to source private brands directly.  During the quarter, we continued to be aggressive on expense management and now expect to achieve more than $40 million in annual expense savings during 2009.
 “We have positioned ourselves well to win market share during the Back-to-School season, launching our largest branding initiative in history at Famous Footwear and making strategic inventory investments to capitalize on trend-right product during a peak shopping period.  Our stores have never looked better and our team is energized.  The season has started at levels we expected; nonetheless, calendar shifts associated with a late Labor Day holiday and consumers’ propensity to shop closer to need will likely result in a later Back-to-School season.  We are also excited about the product improvements and innovations across our wholesale brands with retailers reviewing our spring 2010 product assortments quite favorably.”
Fromm concluded, “Looking to the back half of 2009, we remain confident in our ability to return to profitability in the third and fourth quarters while reaffirming our expectation of achieving positive net earnings for the full year.  Second half 2009 consolidated net sales are expected to be flat to down two percent with an improvement in profitability year-over-year, though non-comparability and the volatility from the end of last year make year-over-year comparisons uneven, with sales expected to be down mid-single digits in the third quarter and up mid-single digits in the fourth.”

Consolidated Results for Second Quarter 2009:
•
Net sales were $511.6 million, a decrease of 10.1 percent, compared to $569.2 million in the second quarter of 2008.  Famous Footwear net sales were $314.1 million, a decline of 3.7 percent from the second quarter of last year, as same-store sales declined 6.7 percent in the quarter, driven primarily by a 6.6 percent decline in traffic, partially offset by operating 40 more stores than in the year-prior period.  Net sales at the Company’s Wholesale division were $142.0 million, a decrease of 21.1 percent in the quarter versus the same period last year, primarily related to retailers reducing inventory levels across the Company’s channels of distribution in response to weak consumer spending as well as the continued decline in its private label business.  This was partially offset by the growth of new businesses launched since the second half of 2008.  Net sales in the Specialty Retail division were $55.5 million in the quarter, a decline of 12.0 percent in the quarter versus the same period last year, reflecting lower sales in its shoes.com business, a weaker Canadian dollar exchange rate, a same-store sales decline of 3.8 percent at its North American stores, and a year-over-year net decrease of four North American stores;

•
Gross margin rate in the second quarter increased 50 basis points to 39.8 percent of net sales from 39.3 percent of net sales in the second quarter of 2008, driven by an increase in gross margin rate in its Wholesale division, resulting from an increased mix of higher-margin branded sales accompanied by vertical profits resulting from an increase in the penetration of the Company’s wholesale brands at Famous Footwear.  Also contributing was an increase in mix of the Company’s retail business, which generates a higher gross margin rate than wholesale.  This was partially offset by a decline in gross margin rate at Famous Footwear, driven by an increase in promotional activity during the quarter;

•
Selling and administrative expenses in the second quarter decreased by $1.4 million to $206.6 million, or 40.4 percent of net sales, versus $208.0 million, or 36.5 percent of net sales, in the same period last year. The year-over-year decrease was primarily related to a shift in the timing of marketing expenses, as a result of a later Back-to-School, and lower expenses associated with the Company’s expense control initiatives, partially offset by the impact of operating 36 more North American stores across its portfolio and the consolidation of Edelman Shoe, Inc. in the current year;

•
Net restructuring and other special charges were $2.0 million in the second quarter of 2009 and $10.1 million in the second quarter of last year.  Charges in 2009 include costs related to the Company’s information technology initiatives, while charges in the second quarter of 2008 reflect costs related to its headquarters consolidation and information technology initiatives;

•	Operating loss in the quarter was $5.0 million versus operating earnings of $5.1 million in the second quarter of 2008;
•	Net interest expense in the quarter increased $1.3 million to $4.7 million versus $3.4 million in the year-ago period due to higher borrowings on the Company’s revolving credit facility;
•	The Company recognized a $5.5 million income tax benefit in the quarter;
•
Net loss was $4.2 million, or $0.10 per diluted share, versus net earnings of $2.2 million, or $0.05 per diluted share, in the year-ago quarter.  Second quarter of 2009 net loss included charges, net of tax, of $1.3 million, or $0.03 per diluted share, related to the Company’s information technology initiatives.  Second quarter of 2008 net earnings included charges, net of a tax, of $6.2 million, or $0.15 per diluted share, related to its headquarters consolidation and information technology initiatives;

•
Inventory at quarter-end was $526.8 million, as compared to $502.9 million at the end of the second quarter of 2008.  The inventory increase was due primarily to a strategic pull-forward of receipts for key, on-trend product at Famous Footwear for the Back-to-School selling season, operating 40 additional Famous Footwear stores than the second quarter of last year, and the consolidation of Edelman Shoe, Inc.  Average inventory on a per store basis at Famous Footwear increased 3.2 percent in the quarter, while at the same time the division improved its aged-inventory position.  Average inventory per store at the Company’s North American Specialty Retail stores declined 5.8 percent, on a constant dollar basis, as compared to second quarter-end last year; and

•
At quarter-end, the Company’s borrowings against its revolving credit facility were $47.5 million with availability of more than $320 million.  Cash and cash equivalents at quarter-end were $37.3 million.

Dividend
The Company’s Board of Directors has declared a quarterly dividend of $0.07 per diluted share, payable October 1, 2009 to shareholders of record on September 18, 2009.  This dividend will be the 347th consecutive quarterly dividend paid by the Company.

Outlook
Based on second quarter results and the current outlook, the Company expects the following for 2009:
•
Consolidated net sales in the range of $2.18 billion to $2.20 billion.  Consolidated net sales in the second half of 2009 are expected to be flat to down two percent versus the second half of 2008, consisting of a mid-single digit decline in the third quarter and a mid-single digit increase in the fourth quarter;

•
Famous Footwear same-store sales are expected to decline in the low- to mid-single digit range in the back half of 2009. Famous Footwear expects store openings for the full year of 2009 to total 54 while closing 55 to 70 stores, with substantially all of the openings completed at the end of the second quarter;

•
For its Wholesale division, as a result of the anniversary of the severe swings in retail sales during the second half of 2008, the Company expects a sales decline in the third quarter of 2009 in the mid- to high-teen digit range with an offsetting increase in the fourth quarter, resulting in flat to down low-single digit year-over-year sales in the second half;

•	Selling and administrative expenses in the range of 38.8 to 39.2 percent for the full year, which includes costs of $8.5 million to $9.0 million, related to its information technology initiatives;
•	Depreciation and amortization of capitalized software and intangible assets is expected to total $51 million to $52 million for the full year;
•	Net interest expense should approximate $20.5 million to $21.5 million, driven by increased periodic year-over-year borrowings and higher unused fees on its revolving credit facility;
•	The Company expects to generate a tax benefit in 2009. Its consolidated effective tax rate is heavily dependent on its mix of foreign and domestic earnings;
•	Purchases of property and equipment and capitalized software are targeted in the range of $53 million to $55 million; and
•
The Company expects to generate positive earnings in the third and fourth quarters, resulting in both positive operating earnings (earnings before interest and taxes) and positive net earnings for the full year of 2009.

Participation in Investor Conferences

The Company will be presenting at the CL King & Associates 7th Annual Best Ideas Conference, held at the Omni Berkshire Place Hotel in New York City on Wednesday, September 16, at 9:00 a.m. Eastern Time. Ron Fromm, Chairman and Chief Executive Officer, will host the presentation, which will be webcast live along with the question-and-answer portion at www.brownshoe.com/investor.

The Company will also be presenting at the Thomas Weisel Partners Annual Consumer Conference, held at the New York Palace Hotel in New York City on Thursday, October 1, at 3:50 p.m. Eastern Time. Ron Fromm, Chairman and Chief Executive Officer, and Mark Hood, Chief Financial Officer, will host the presentation, which will be webcast live along with the question-and-answer portion at www.brownshoe.com/investor.

Definitions

Consistent with SFAS 160, Noncontrolling Interests in Consolidated Financial Statements, all references in this press release, outside of the condensed consolidated financial statements that follow, unless otherwise noted, related to net (loss) earnings attributable to Brown Shoe Company, Inc. and diluted (loss) earnings per common share attributable to Brown Shoe Company, Inc. shareholders, are presented as net (loss) earnings and (loss) earnings per diluted share, respectively.

Non-GAAP Financial Measures
In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic and estimated future net earnings (loss) and earnings (loss) per diluted share adjusted to exclude certain charges and recoveries, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

Conference Call

A conference call to discuss second quarter 2009 results will be held today at 9:00 a.m. ET.  While participation in the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast at www.brownshoe.com/investor or  www.earnings.com (at the website, type in the BWS ticker symbol to locate the broadcast).

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements and expectations regarding the Company's future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include  (i) changing consumer demands, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (ii) the timing and uncertainty of activities and costs related to the Company’s information technology initiatives, including software implementation and business transformation; (iii) potential disruption to the Company’s business and operations as it implements its information technology initiatives; (iv) the Company’s ability to utilize its new information technology system to successfully execute its growth strategy; (v) intense competition within the footwear industry; (vi) compliance with applicable laws and standards with respect to lead content in paint and other product safety issues; (vii) rapidly changing fashion trends and purchasing patterns; (viii) customer concentration and increased consolidation in the retail industry; (ix) political and economic conditions or other threats to continued and uninterrupted flow of inventory from China and Brazil, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (x) the Company's ability to attract and retain licensors and protect its intellectual property; (xi) the Company's ability to secure/exit leases on favorable terms; (xii) the Company's ability to maintain relationships with current suppliers; and (xiii) the Company’s ability to successfully execute its international growth strategy.  The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended January 31, 2009, which information is incorporated by reference herein and updated by the Company’s Quarterly Reports on Form 10-Q. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Brown Shoe Company, Inc.
Brown Shoe is a $2.2 billion footwear company with global operations.  Brown Shoe’s Retail division operates Famous Footwear, the more than 1,100-store chain that sells brand name shoes for the family, approximately 300 specialty retail stores in the U.S., Canada, and China primarily under the Naturalizer brand name, and footwear e-tailer shoes.com. Through its Wholesale divisions, Brown Shoe markets leading footwear brands including Naturalizer, Dr. Scholl's, Franco Sarto, LifeStride, Etienne Aigner, Via Spiga, and Sam Edelman.  Brown Shoe press releases are available on the Company's website at http://www.brownshoe.com.

Contacts:
For investors:	For media:
Ken Golden	Erni Conroy
Brown Shoe Company, Inc.	Brown Shoe Company, Inc.
kgolden@brownshoe.com	econroy@brownshoe.com
314-854-4134	212-324-4515

SCHEDULE 1
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(Thousands, except per share data)	Thirteen Weeks Ended		Twenty-six Weeks Ended

	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008

Net sales	$511,621	$569,219	$1,050,361	$1,123,710
Cost of goods sold	307,981	345,722	638,557	683,751

Gross profit	203,640	223,497	411,804	439,959

Selling and administrative expenses	206,620	207,963	419,337	419,138
Restructuring and other special charges, net	1,998	10,134	4,612	1,747
Equity in net loss of nonconsolidated affiliate	–	253	–	367

Operating (loss) earnings	(4,978)	5,147	(12,145)	18,707

Interest expense	(4,914)	(3,965)	(10,163)	(8,261)

Interest income	145	504	288	1,042

(Loss) earnings before income taxes	(9,747)	1,686	(22,020)	11,488

Income tax benefit (provision)	5,531	369	10,733	(2,611)

Net (loss) earnings	$(4,216)	$2,055	$(11,287)	$8,877
Less: Net earnings (loss) attributable to noncontrolling interests	29	(162)	561	(535)
Net (loss) earnings attributable to Brown Shoe Company, Inc.	$(4,245)	$2,217	$(11,848)	$9,412
Basic (loss) earnings per common share attributable to Brown Shoe Company, Inc. shareholders	$(0.10)	$0.05	$(0.28)	$0.22
Diluted (loss) earnings per common share attributable to Brown Shoe Company, Inc. shareholders	$(0.10)	$0.05	$(0.28)	$0.22

Basic number of shares	41,583	41,538	41,574	41,500
Diluted number of shares	41,583	41,570	41,574	41,525

SCHEDULE 2

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands)	August 1, 2009	August 2, 2008	January 31, 2009
ASSETS

Cash and cash equivalents	$37,274	$64,420	$86,900
Receivables	72,156	108,911	84,252
Inventories	526,808	502,856	466,002
Prepaid expenses and other current assets	41,877	22,671	44,289
Total current assets	678,115	698,858	681,443

Other assets	110,540	103,769	103,137
Investment in nonconsolidated affiliate	–	6,274	–
Goodwill and intangible assets, net	80,613	213,732	84,000
Property and equipment, net	155,550	148,757	157,451
Total assets	$1,024,818	$1,171,390	$1,026,031

LIABILITIES AND EQUITY

Borrowings under revolving credit agreement	$47,500	$–	$112,500
Trade accounts payable	233,791	241,958	152,339
Accrued expenses	133,652	133,667	137,307
Total current liabilities	414,943	375,625	402,146

Long-term debt	150,000	150,000	150,000
Deferred rent	42,049	41,547	41,714
Other liabilities	29,570	43,177	29,957

Total Brown Shoe Company, Inc. shareholders’ equity	379,583	559,327	394,104
Noncontrolling interests	8,673	1,714	8,110
Total equity	388,256	561,041	402,214
Total liabilities and equity	$1,024,818	$1,171,390	$1,026,031

SCHEDULE 3

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twenty-six Weeks Ended
(Thousands)	August 1, 2009	August 2, 2008

OPERATING ACTIVITIES:
Net (loss) earnings	$(11,287)	$8,877
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation	18,204	19,895
Amortization of capitalized software	3,993	4,003
Amortization of intangibles	3,387	3,422
Amortization of debt issuance costs	1,098	740
Share-based compensation expense (income)	1,944	(360)
Loss on disposal of facilities and equipment	293	219
Impairment charges for facilities and equipment	2,094	819
Deferred rent	335	132
Provision for doubtful accounts	477	414
Foreign currency transaction (gains) losses	(61)	8
Undistributed loss of nonconsolidated affiliate	–	367
Changes in operating assets and liabilities:
Receivables	11,643	7,536
Inventories	(59,120)	(67,683)
Prepaid expenses and other current assets	2,755	1,941
Trade accounts payable	81,073	69,125
Accrued expenses	(4,004)	18,097
Other, net	(3,113)	(3,644)
Net cash provided by operating activities	49,711	63,908

INVESTING ACTIVITIES:
Purchases of property and equipment	(17,911)	(27,825)
Capitalized software	(10,916)	(10,000)
Net cash used for investing activities	(28,827)	(37,825)

FINANCING ACTIVITIES:
Borrowings under revolving credit agreement	394,900	177,000
Repayments under revolving credit agreement	(459,900)	(192,000)
Proceeds from stock options exercised	–	244
Tax impact of share-based plans	(89)	87
Dividends paid	(6,006)	(5,927)
Net cash used for financing activities	(71,095)	(20,596)

Effect of exchange rate changes on cash	585	(868)

(Decrease) increase in cash and cash equivalents	(49,626)	4,619

Cash and cash equivalents at beginning of period	86,900	59,801

Cash and cash equivalents at end of period	$37,274	$64,420

SCHEDULE 4

BROWN SHOE COMPANY, INC.
Reconciliation of Net (Loss) Earnings Attributable to Brown Shoe Company, Inc.
(GAAP Basis) to Adjusted Net (Loss) Earnings Attributable to Brown Shoe Company, Inc. (Non-GAAP Basis)

The following are reconciliations of the Company’s GAAP Net (Loss) Earnings Attributable to Brown Shoe Company, Inc. to Adjusted Net (Loss) Earnings Attributable to Brown Shoe Company, Inc.:

	2nd Quarter 2009		2nd Quarter 2008
(Thousands, except per share data)	Net (Loss) Earnings	Diluted (Loss) Earnings Per Share	Net (Loss) Earnings	Diluted (Loss) Earnings Per Share

GAAP Net (Loss) Earnings Attributable to Brown Shoe Company, Inc.	$ (4,245)	$ (0.10)	$ 2,217	$ 0.05

Charges / Other Items:

IT Initiatives	1,282	0.03	298	0.01

Headquarters Consolidation	-	-	5,907	0.14

Total Charges / Other Items	1,282	0.03	6,205	0.15

Adjusted Net (Loss) Earnings Attributable to Brown Shoe Company, Inc.	$ (2,963)	$ (0.07)	$ 8,422	$ 0.20

	Six Months 2009		Six Months 2008
(Thousands, except per share data)	Net (Loss) Earnings	Diluted (Loss) Earnings Per Share	Net (Loss) Earnings	Diluted (Loss) Earnings Per Share

GAAP Net (Loss) Earnings Attributable to Brown Shoe Company, Inc.	$ (11,848)	$ (0.28)	$ 9,412	$ 0.22

Charges / Other Items:

IT Initiatives	2,965	0.07	298	0.01

Insurance Recoveries, Net	-	-	(6,210)	(0.15)

Headquarters Consolidation	-	-	6,994	0.16

Total Charges / Other Items	2,965	0.07	1,082	0.02

Adjusted Net (Loss) Earnings Attributable to Brown Shoe Company, Inc.	$ (8,883)	$ (0.21)	$ 10,494	$ 0.24

SCHEDULE 5

BROWN SHOE COMPANY, INC.
OPERATING RESULTS BY SEGMENT

	Famous Footwear		Wholesale Operations		Specialty Retail
($ millions)	2nd Quarter 2009	2nd Quarter 2008	2nd Quarter 2009	2nd Quarter 2008	2nd Quarter 2009	2nd Quarter 2008

Net Sales	$314.1	$326.2	$142.0	$180.1	$55.5	$63.0

Gross Profit	$134.3	$145.7	$46.3	$51.4	$23.0	$26.4

Gross Profit Rate	42.8%	44.7%	32.6%	28.5%	41.6%	41.9%

Operating (Loss) Earnings	$(0.8)	$11.3	$7.9	$11.6	$(4.3)	$(3.1)

Operating (Loss) Earnings %	(0.3)%	3.5%	5.5%	6.4%	(7.8)%	(5.0)%

Same-store Sales %	(6.7)%	(2.9)%	-	-	(3.8)%	(0.2)%

Number of Stores	1,167	1,127	-	-	289	295

	Famous Footwear		Wholesale Operations		Specialty Retail
($ millions)	Six Months 2009	Six Months 2008	Six Months 2009	Six Months 2008	Six Months 2009	Six Months 2008

Net Sales	$631.7	$645.0	$310.9	$357.7	$107.8	$121.0

Gross Profit	$270.8	$282.8	$95.7	$105.5	$45.3	$51.7

Gross Profit Rate	42.9%	43.8%	30.8%	29.5%	42.0%	42.8%

Operating (Loss) Earnings	$2.2	$18.9	$13.8	$20.3	$(10.5)	$(7.8)

Operating (Loss) Earnings %	0.3%	2.9%	4.4%	5.7%	(9.8)%	(6.4)%

Same-store Sales %	(5.9)%	(5.1)%	-	-	(4.9)%	(3.0)%